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                                                                      EXHIBIT 99
                       United Texas Financial Corporation

                   Proxy for Special Meeting of Shareholders


   The undersigned hereby appoints R. Kevin Isbell and John T. Gavin, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Special Meeting of Shareholders of United Texas Financial Corporation ("UTFC") to be held at the Parker Square Bank Building, Suite 207, 2301 Kell Boulevard, Wichita Falls, Texas, at 10:00 a.m. on _______, May __, 1995, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

   1. The adoption of the Agreement and Plan of Reorganization between UTFC and Norwest Corporation ("Norwest"), dated as of October 28, 1994, pursuant to which a wholly owned subsidiary of Norwest will be merged with UTFC (the "Merger"), and each outstanding share of the common stock of UTFC (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be either (i) exchanged for shares of the common stock, par value $1 2/3 per share, of Norwest or (ii) cash, as more fully described in the Proxy Statement-Prospectus accompanying this Proxy.

           FOR  [_]     AGAINST  [_]     ABSTAIN  [_]

   2. In the event that the Norwest Measurement Price (as defined in the Agreement and Plan of Reorganization) is less than or equal to $23.00, whether each outstanding share of the common stock of UTFC shall be exchanged, upon consummation of the Merger, for a number of shares of the common stock of Norwest determined in accordance with the provisions of the Agreement and Plan of Reorganization or for cash.

                  STOCK  [_]    CASH  [_]

   3. In their discretion on such matters as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement-Prospectus relating to the meeting, receipt of which are hereby acknowledged.

   Shares represented by this proxy will be voted as directed by the shareholder. The Board of Directors recommends a vote "FOR" proposal 1, but makes no recommendation with respect to proposal 2. If no direction is supplied, the proxy will be voted "FOR" proposal 1, but will not be voted with respect to proposal 2.

                              Dated:  __________________________, 1995.


                              ______________________________________________
                              (Please sign exactly as name appears at left.)


                              ______________________________________________
                              (If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees, or in similar capacities should so indicate.)


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.